UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

February 8, 2007

Date of Report

(Date of earliest event reported)

CORE-MARK HOLDING COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51515	20-1489747
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

395 Oyster Point Boulevard, Suite 415, South San Francisco, California	94080 (Zip Code)
(Address of principal executive offices)

(650) 589-9445

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On February 8, 2007, Core-Mark Holding Company, Inc. (the “Company”) announced that the Company and the Post Confirmation Trust (the “PCT”) have reached an agreement to terminate that certain Amended and Restated Administrative Claims Guaranty Agreement, dated August 31, 2004, between the Company and the PCT (the “Guaranty”), in accordance with an order from the United States Bankruptcy Court for the District of Delaware dated January 23, 2007 (the “Order”). The agreement to terminate the Guaranty was executed on February 8, 2007 (the “Termination Agreement”), after the period to appeal the Order expired.

The Guaranty was previously entered into in connection with the Fleming Companies, Inc.’s bankruptcy proceedings and its plan of reorganization , pursuant to which the Company was required to guaranty the payment of all PCT administrative claims in excess of $56 million. Pursuant to the Termination Agreement the Guaranty was terminated effective as of January 25, 2007, and the Company’s obligation to guaranty any excess PCT administrative claims thereunder became null and void on such date.

Two of the Company’s board members, Harvey Tepner and Randolph Thornton, also serve as members of the board of directors of the PCT.

A copy of the Termination Agreement is attached hereto as Exhibit 10.1 and the press release announcing the Termination Agreement is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statement and Exhibits.

(d)	Exhibits.

The following are filed as exhibits to this report:

Number	Description
10.1	Agreement Terminating Administrative Claims Guaranty, effective as of January 25, 2007, between the Post Confirmation Trust and Core-Mark Holding Company, Inc.

99.1	Press Release Dated February 8, 2007 Announcing the termination of the Administrative Claims Guaranty Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 8, 2007

CORE-MARK HOLDING COMPANY, INC.

By:	/s/ Stacy Loretz-Congdon
Name:	Stacy Loretz-Congdon
Title:	Chief Financial Officer

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